Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Verona Pharma PLC of our report dated March 7, 2023 relating to the financial statements, which appears in Verona Pharma PLC's Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopersLLP
Reading, United Kingdom
March 7, 2023

PricewaterhouseCoopers LLP, 3 Forbury Place, 23 Forbury Road, Reading, Berkshire, RG1 3JH

T: +44 (0) 118 597 111, F: +44 (0) 1189 383 020, www.pwc.co.uk

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.